SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a)
                 of the Securities Exchange Act of 1934
                            (Amendment No. )

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box: [ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sect. 240.14a-11(c) or Sect.
    240.14a-12
                        FRANKLIN RESOURCES, INC.
            (Name of Registrant as Specified In Its Charter)
 .................................................................
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules
    14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction
       applies:
          ..............................................................
    2) Aggregate number of securities to which transaction
       applies:
          ..............................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ..............................................................
    4) Proposed maximum aggregate value of transaction:
          ..............................................................
    5) Total fee paid:
          ..............................................................
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by
    Exchange Act Rule 0-11(a)(2) and identify the filing for
    which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:
    .................................................
    2) Form, Schedule or Registration Statement No.:
    .................................................
    3) Filing Party:
    .................................................
    4) Date Filed:
    .................................................

                           FRANKLIN RESOURCES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               ON JANUARY 28, 1999


      To the Stockholders of Franklin Resources, Inc.:

      Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of FRANKLIN RESOURCES, INC. (the "Company") will be held at 10:00 A.M., Pacific Standard Time, on January 28, 1999 at the offices of the Company, 777 Mariners Island Boulevard, San Mateo, California 94404 U.S.A. At this meeting, the stockholders of the Company will consider and vote on:

      1. The election of nine (9) directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

      2. The ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year ending September 30, 1999.

      3. The adoption of a 1998 Universal Stock Incentive Plan for the award of restricted stock, stock options and other performance units for certain employees of the Company and the ratification of certain grants thereunder.

      4. The transaction of such other business as properly may come before the Annual Meeting or any adjournments or postponements thereof.

      Stockholders of record at the close of business on December 8, 1998 are entitled to notice of, and to vote on, all matters presented at the meeting and at any adjournments or postponements thereof. Each holder of shares of the Company's Common Stock is entitled to one (1) vote for each share of Common Stock held on the record date.

                                              By Order of the Board of Directors


                                              Leslie M. Kratter
                                              Secretary

      December 23, 1998
      San Mateo, California, U.S.A.


         IF YOU DO NOT EXPECT TO BE PRESENT PERSONALLY AT THE MEETING, PLEASE
        EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
                                      ENVELOPE.

                               [inside of front cover]
                                  Table of Contents

      Section                                                           Page

      Notice of Annual Meeting
      cover page
      Proxy Statement
      Voting Securities
            Principal Holders of Voting Securities
            Security Ownership of Management

      PROPOSAL 1: ELECTION OF DIRECTORS
            Director Biographies
            Section 16(a) Reporting
            Board and Committee Meetings

            EXECUTIVE COMPENSATION
            Compensation Committee Report
            Compensation Committee Interlocks and Insider Participation Employment Contracts
            Summary Compensation Table

            PERFORMANCE GRAPH

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

      PROPOSAL 3: ADOPTION OF 1998 UNIVERSAL STOCK INCENTIVE PLAN
            New Plan Benefits Table

      STOCKHOLDER PROPOSALS
      OTHER MATTERS
      PROXY
      EXHIBIT A: 1998 UNIVERSAL STOCK INCENTIVE PLAN

                                  PROXY STATEMENT

                               FRANKLIN RESOURCES, INC.
                            777 Mariners Island Boulevard
                         San Mateo, California 94404, U.S.A.

This Proxy Statement and the accompanying Notice of Annual Meeting are furnished in connection with the solicitation by the Board of Directors of Franklin Resources, Inc., a Delaware corporation (the "Company"), of the accompanying proxy, to be voted at the Annual Meeting of Stockholders to be held at the offices of the Company, 777 Mariners Island Boulevard, San Mateo, California U.S.A., on January 28, 1999, at 10:00 A.M. Pacific Standard Time and at any and all adjournments or postponements thereof.

A proxy may be revoked by a stockholder prior to its exercise in any of three ways: by written notice to the Secretary of the Company; by submission of another proxy bearing a later date; or by voting in person at the Annual Meeting. A notice to the Secretary or a proxy bearing a later date will only be effective to revoke an earlier proxy if the notice or later proxy is received before the vote is taken on the relevant matter. The mere presence of the stockholder at the Annual Meeting will not revoke an earlier proxy unless the stockholder explicitly revokes the earlier proxy at the meeting and submits a new vote.

If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder or, if no instructions are indicated, will be voted FOR the slate of directors described herein, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants and FOR the adoption of the 1998 Universal Stock Incentive Plan. These proxy materials are being mailed on or about December 23, 1998 to stockholders of record of the Company's $0.10 par value Common Stock on December 8, 1998 (the "Record Date").

This solicitation is being made by the Company. All expenses of the Company in connection with this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may also be solicited personally by officers, directors and other employees of the Company by telephone, electronic mail or fax without additional compensation. The Company will also use a service agent to request brokerage houses, custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of the shares held of record by such persons and will reimburse such persons, the Company's transfer agent, and the service agent for their reasonable out-of-pocket expenses in forwarding such materials. The Company's transfer agent and the service agent are paid for their services pursuant to a standard fee schedule.

The Company's Annual Report for its fiscal year ended September 30, 1998, including financial statements, has been sent or is being sent together with this Proxy Statement to all stockholders as of the Record Date for the Annual Meeting. Such financial statements and the Annual Report do not form any part of this proxy soliciting material.

                                  VOTING SECURITIES

Stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Each holder of shares of the Company's $0.10 par value Common Stock (the "Common Stock") is entitled to one (1) vote for each share of Common Stock held on the Record Date.

On December 8, 1998, 251,514,637 shares of Common Stock were outstanding. The presence in person or by proxy at the Annual Meeting of the holders of a majority of such shares will constitute a quorum. All share information described herein reflects a two-for-one stock split of the Common Stock that was paid on January 15, 1998.

Assuming the presence of a quorum at the Annual Meeting, votes in the amounts listed below will be required to pass the actions listed on the accompanying Proxy card.

     The affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors.

     The affirmative vote of a majority of shares of Common Stock represented at the Annual Meeting is required for the ratification of the appointment of PricewaterhouseCoopers LLP ("PwC").

     The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting is required for the approval of the 1998 Universal Stock Incentive Plan (the "1998 Stock Plan").

Abstentions and broker non-votes are not included in the tabulation of the voting results on the election of directors. For issues requiring approval of a majority of the shares present and entitled to be cast, abstentions have the effect of votes in opposition, and broker non-votes are not included in the tabulation of the voting results. A broker non-vote typically occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Shares as to which a stockholder abstains or broker non-votes are included for purposes of determining whether a quorum of shares is present at the Annual Meeting. The New York Stock Exchange determines whether brokers that do not receive instructions from beneficial owners will be entitled to vote on the proposals contained in this Proxy Statement.

Principal Holders of Voting Securities

The following persons are known by the Company as of December 8, 1998 to be beneficial owners of more than five percent (5%) of its total outstanding Common
Stock:

  Name and Address of           Amount and Nature of             Percent of
  Beneficial Owner(a)         Beneficial Ownership(b)        Voting Securities
------------------------------------------------------------------------------
  Charles B. Johnson               47,842,148 (c)                19.02%
  Rupert H. Johnson, Jr.           38,224,755 (d)                15.20%
  R. Martin Wiskemann              24,016,321 (e)                 9.55%

  (a) The addresses of Messrs. C. B. Johnson,  R. H. Johnson,  Jr. and R. M.
  Wiskemann  are:  c/o  Franklin   Resources,   Inc.,  777  Mariners  Island
  Boulevard, San Mateo, CA 94404 U.S.A.

  (b) Includes shares which the individual has the right to acquire within sixty
  (60) days of December 8, 1998, but does not include any restricted shares or options not yet issued as of December 8, 1998 under incentive compensation arrangements described above and in the Summary Compensation Table below.

  (c) Includes 42,862,516 shares held directly and 4,183,674 shares held in an IRA account for which Mr. C. B. Johnson holds sole voting and investment power. Also includes a total of 2,120 shares of unvested restricted stock granted in 1997 under the Universal Stock Plan (the "Universal Stock Plan") and pursuant to the 1994 Amended Annual Incentive Compensation Plan (the "Incentive Plan") which may be voted by Mr. Johnson. Also includes 6,472 shares which represent a pro-rata number of shares equivalent to Mr. Johnson's percentage of ownership of the holdings of the Franklin Resources, Inc. Profit Sharing Plan as of September 30, 1998. Mr. Johnson disclaims any beneficial ownership of such shares. Also includes 787,366 shares of which Mr. C. B. Johnson disclaims beneficial ownership, held by a private foundation of which Mr. C. B. Johnson is a trustee.

  (d) Includes 35,669,982 shares held directly and 2,205,244 shares held in an IRA account for which Mr. R. H. Johnson, Jr. holds sole voting and investment power. Also includes a total of 20,902 shares of unvested restricted stock granted in 1996 and 1997 under the Universal Stock Plan and pursuant to the Incentive Plan which may be voted by Mr. Johnson. Also includes 5,421 shares which represent a pro-rata number of shares equivalent to Mr. Johnson's percentage of ownership of the holdings of the Profit Sharing Plan as of September 30, 1998. Mr. Johnson disclaims any beneficial ownership of such shares. Also includes 319,834 shares of which Mr. R. H. Johnson, Jr. disclaims beneficial ownership, held by a private foundation of which Mr. R. H. Johnson, Jr. is a trustee. Also includes 3,372 shares held by a member of Mr. R. H. Johnson, Jr.'s immediate family, of which Mr. R. H. Johnson, Jr. disclaims beneficial ownership.

  (e) Includes 22,812,495 shares held directly and 1,105,680 shares held in an IRA account for which Mr. Wiskemann holds sole voting and investment power. Also includes 98,146 shares of which Mr. Wiskemann disclaims beneficial ownership, held by a private foundation of which Mr. Wiskemann is a trustee.


                           SECURITY OWNERSHIP OF MANAGEMENT

The following information with respect to the outstanding shares of Common Stock beneficially owned by each director, each executive officer named in the Summary Compensation Table, each nominee for director and all directors, nominees and executive officers as a group, is furnished as of December 8, 1998:

                                      Amount and
                                       Nature of                  Percent
                                       Beneficial                   of
      Name                            Ownership(a)               Class (a)
------------------------------------------------------------------------------
  Harmon E. Burns                     2,762,837 (b)                 1.10%
  Martin L. Flanagan                    607,762 (c)                - %(i)
  F. Warren Hellman                     164,918 (d)                - %(i)
  Charles B. Johnson                 47,842,148 (e)                19.02%
  Charles E. Johnson                    667,375 (f)                - %(i)
  Rupert H. Johnson, Jr.             38,224,755 (g)                15.20%
  Harry O. Kline                              0                    - %(i)
  James A. McCarthy                       3,000                    - %(i)
  Peter M. Sacerdote                     15,000                    - %(i)
  Louis E. Woodworth                  2,114,928 (h)                - %(i)
  Directors, Director
  Nominees  and
  Executive Officers as
  a Group (consisting
  of 19 persons)                     93,892,280                 37.33%(a)


  (a) Includes shares which the individual has the right to acquire within sixty
  (60) days of December 8, 1998. Does not include an aggregate of 29,991 not yet issued restricted shares, granted as of October 1, 1998 to certain executive officers of the Company under the Universal Stock Plan and pursuant to the Incentive Plan.

  (b) Includes 1,889,140 shares held directly and 750,000 shares held in an IRA account for which Mr. Burns holds sole voting and investment power. Also includes a total of 20,904 shares of unvested restricted stock granted in 1996 and 1997 under the Universal Stock Plan. Also includes 97,998 shares of which Mr. Burns disclaims beneficial ownership, held by a private foundation of which Mr. Burns is a trustee. Also includes 4,795 shares which represent a pro-rata number of shares equivalent to Mr. Burns' percentage of ownership of the holdings of the Profit Sharing Plan, as of September 30, 1998. Mr. Burns disclaims any beneficial ownership of such shares.

  (c) Includes 582,972 shares held directly for which Mr. Flanagan holds sole voting and investment power. Also includes a total of 24,306 shares of restricted stock granted in 1996 and 1997 under the Universal Stock Plan. Also includes 484 shares which represent a pro-rata number of shares equivalent to Mr. Flanagan's percentage of ownership of the holdings of the Profit Sharing Plan, as of September 30, 1998. Mr. Flanagan disclaims any beneficial ownership of such shares.

  (d) Includes 153,090 shares held by a limited partnership, of which Mr. Hellman disclaims beneficial ownership, and 11,828 shares held in a revocable trust.

  (e) See footnote (c) under "Principal Holders of Voting Securities."

  (f) Includes 638,701 shares held directly for which Mr. C. E. Johnson holds sole voting and investment power. Also includes a total of 24,306 shares of restricted stock granted in 1996 and 1997 under the Universal Stock Plan. Also includes 4,368 shares held by members of Mr. C. E. Johnson's immediate family, of which Mr. C. E. Johnson disclaims beneficial ownership.

  (g) See footnote (d) under "Principal Holders of Voting Securities."

  (h) Includes 1,206,840 shares held directly and 683,088 shares held in an IRA account for which Mr. Woodworth holds sole voting and investment power. Also includes 225,000 shares held by a member of Mr. Woodworth's immediate family, of which he disclaims beneficial ownership.

  (i) Represents less than 1% of class.


                          PROPOSAL 1: ELECTION OF DIRECTORS

The following nine (9) persons have been nominated for election as directors of the Company to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. Unless authority to do so is withheld, the persons named as proxies intend to vote in favor of the election of these nominees. The voting requirements for approval of this proposal are more particularly described under "Voting Securities" elsewhere herein. The information below is given as of December 1, 1998.



    Name            Age   Principal Occupation During Last Five Years   Director
                                                                          Since
--------------------------------------------------------------------------------
Charles B. Johnson   65    President, Chief Executive Officer and         1969
                           Director of the Company; Chairman and
                           Director, Franklin Advisers, Inc. and
                           Franklin/Templeton Distributors, Inc.;
                           Director, Templeton Worldwide, Inc.,
                           Franklin Bank, Franklin/Templeton Investor
                           Services, Inc. and Franklin Mutual
                           Advisers, Inc.; officer and/or director, as the case may be, of most other principal U.S. subsidiaries of the
                           Company; officer and/or director or
                           trustee, as the case may be, of 50 of the investment companies in the Franklin
                           Templeton Group of Funds.

Rupert H. Johnson,   58    Executive Vice President and Director of       1969
Jr.                        the Company; Director and President,
                           Franklin Advisers,  Inc.; Director and
                           Executive Vice President, Franklin/Templeton
                           Distributors,  Inc.; Director, Franklin/
                           Templeton Investor Services, Inc.,Templeton
                           Worldwide, Inc., Franklin Bank and Franklin
                           Mutual Advisers, Inc.; officer and/or director or trustee, as the case may be, of most other principal U.S. subsidiaries of the Company and of 53 of the investment companies in the Franklin Templeton Group of Funds.

Louis E. Woodworth   65    Private investor. President, Alpine Corp.      1981
                           (private investments).

Harry O. Kline       71    Vice President and Registration Sales          1990
                           Manager of Franklin/Templeton
                           Distributors, Inc. from 1980 until
                           becoming Director in 1990. Over 46 years experience in the mutual fund industry.

Harmon E. Burns      53    Executive Vice President and Director of       1991
                           the Company; Executive Vice President and
                           Director of Franklin/Templeton
                           Distributors, Inc. and Franklin Templeton
                           Services, Inc.; Executive Vice President
                           of Franklin Advisers, Inc.; Director,
                           Templeton   Worldwide,    Inc.,
                           Franklin/Templeton Investor Services, Inc.
                           and Franklin Mutual Advisers, Inc.; officer
                           and/or director, as the case may be, of
                           most  other   principal  U.S.   subsidiaries
                           of the Company; officer and/or director or trustee, as the case may be, of 53 of the investment companies in the
                           Franklin Templeton Group of Funds.

F. Warren Hellman    64    Chairman, Hellman & Friedman LLC, Hellman      1992
                           & Friedman Capital Partners III, L.P. and related limited partnerships and general partners of the Hellman & Friedman Private
                           Equity Funds (private equity investments);
                           Director and General Partner, Matrix
                           Partners; Director, Levi Strauss & Co., Il
                           Fornaio (America) Corporation and Young &
                           Rubicam, Inc.

Peter M. Sacerdote   61    Limited Partner and Chairman of the            1993
                           Investment Committee of the Goldman Sachs
                           Group, L.P. (investment banking) and G.S.
                           Capital Partner, L.P. (merchant banking
                           fund). Director, Qualcomm, Inc. and AMF
                           Bowling, Inc. Formerly, General Partner of Goldman Sachs Group, L.P.

Charles E. Johnson   42    Senior Vice President and Director of the      1993
                           Company; President and Director, Templeton
                           Worldwide, Inc.; President, Franklin/
                           Templeton Distributors Inc.; Chairman and
                           Director, Franklin Agency, Inc. and
                           Templeton Investment Counsel, Inc.;
                           Director, Franklin Mutual Advisers, Inc.;
                           Vice President, Franklin Advisers, Inc.;
                           officer and/or director, as the case may be, of other U.S. and international subsidiaries of the Company; officer and/or director or trustee, as the case may be, of 34 of the investment companies in the Franklin Templeton Group of Funds.

James A. McCarthy    63    Private investor.  From 1993-95, Chairman       1997
                           of Merrill Lynch & Co. ("Merrill")
                           Investor Client Coverage Groups; formerly,
                           Senior Vice President of Merrill and
                           Director, Global Institutional Sales.
                           Total of 33 years experience with Merrill.

Charles B. Johnson and Rupert H. Johnson, Jr. are brothers. Peter M. Sacerdote is a brother-in-law of Charles B. Johnson and Rupert H. Johnson, Jr., Charles E. Johnson is the son of Charles B. Johnson and the nephew of Rupert H. Johnson, Jr. and Peter M. Sacerdote.

During the fiscal year ended September 30, 1998, directors who were not officers of the Company received a standard fee of $7,500 per quarter, plus $3,000 per meeting attended. An additional fee of $1,500 per Committee meeting attended is paid to directors who serve on committees of the Board. Directors and Directors Emeritus (as described below) of the Company who are retired from other employment and not otherwise eligible for group health coverage under the group health plan of the Company or any other corporation by whom they are or were employed, are entitled to receive reimbursement by the Company of the cost of health insurance coverage comparable to that provided to employees of the Company. During the fiscal year ended September 30, 1998, Louis E. Woodworth, a director, was reimbursed $2,444 for such expenses.

The Company has established a policy permitting the deferral of payment of directors' fees and treatment of such deferral amounts as hypothetical investments in the Common Stock of the Company on the dates such fees would otherwise be payable to a director. Such deferral may be terminated by either the Company or a director upon ninety (90) days notice. Upon termination of such deferral, the Company is obligated to pay a director an amount equal to such hypothetical investment in the Company's Common Stock, including reinvestment of dividends, based upon the closing price of such stock on the New York Stock Exchange Composite Tape ("NYSE") on the date of such termination. During the 1998 fiscal year, Louis E. Woodworth elected to defer directors' fees. As of September 30, 1998, the amount accrued for Mr. Woodworth's benefit pursuant to such deferral policy based upon the 1998 Price (as hereinafter defined) of the Company's Common Stock was $160,463.23.

The Board of Directors has also adopted a policy whereby, upon reaching the age of 75, directors who are not also officers or employees of the Company will retire and not stand for re-election and will become eligible to serve as a Director Emeritus, without voting authority. Each Director Emeritus will receive such compensation and benefits from the Company as is established by the Board of Directors. The Director Emeritus must be available to provide such services to the Board of Directors as may be mutually determined between the Director Emeritus and the Board of Directors. Currently, a Director Emeritus receives compensation equal to the compensation paid to a director who attends each meeting of the Board. During the fiscal year ended September 30, 1998, Dr. Judson R. Grosvenor served as a Director Emeritus and received such compensation and benefits.

Section 16(a) Beneficial Ownership Reporting Compliance

During the fiscal year ended September 30, 1998, to the knowledge of the Company, based upon a review of written representations furnished by the individuals subject to Section 16(a) filing requirements, the following persons inadvertently failed to file transaction reports in a timely manner in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to the following transactions:

Kenneth A. Lewis, a Vice President, one transaction on a Form 4 reporting the sale of 436 shares during October 1997 which were sold to pay taxes on vesting restricted stock; Gregory E. Johnson, a Vice President, two transactions on a Form 4 reporting the sale of 8,528 shares in April 1998, which included shares belonging to a family member for which Mr. Johnson disclaims beneficial ownership, and five transactions on a Form 5, one reporting the sale of 5,205 shares in October 1998, one gift to Mr. Johnson of 738 shares, and three gifts of 738 shares each to members of Mr. Johnson's family, for which he disclaims beneficial ownership.

Board and Committee Meetings

The Board of Directors held five (5) meetings (exclusive of committee meetings) during the fiscal year ended September 30, 1998. With the exception of F. Warren Hellman, each director attended at least seventy-five percent (75%) of the aggregate of the total number of Board meetings and the total number of committee meetings of committees of which such director is a member held during such period. The Board of Directors has established an Audit Committee and a Compensation Committee. The Board does not have a nominating committee.

The Audit Committee of the Board of Directors consisted of Mr. Woodworth (Chairman) and Messrs. McCarthy and Kline. Each of Messrs. Woodworth, McCarthy and Kline is a director who is not employed by the Company. The Audit Committee reviews the Company's internal accounting controls and helps to ensure the integrity of the Company's financial statements. The Committee meets with the Company's independent accountants and reviews the scope of their audit, report and recommendations. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent accountants. The Committee met two (2) times during the fiscal year.

The Compensation Committee of the Board of Directors consists of Mr. Hellman (Chairman) and Messrs. Sacerdote and Woodworth. The Compensation Committee was established to review and set the compensation of the Chief Executive Officer, to determine the general policies and guidelines pursuant to which the compensation of the other executive officers is made and to perform other duties as assigned from time to time by the Board. The Compensation Committee also administers the Incentive Plan and the Universal Stock Plan. The Compensation Committee will also administer the new 1998 Stock Plan if it is approved by the stockholders. In fiscal 1998, the Compensation Committee approved grants of options and restricted stock awards covering 1,766,814 shares of common stock of the Company, subject to approval by the stockholders, as further described below. The Compensation Committee met three (3) times during the fiscal year.


                                EXECUTIVE COMPENSATION

                            COMPENSATION COMMITTEE REPORT

     General Goals of Bonuses and Stock Awards. The Compensation Committee believes that the opportunity to earn incentive compensation motivates employees, including executive officers, to achieve improved results. Moreover, the payment of incentive compensation in the form of stock of the Company aligns the interests of the management of the Company with those of its stockholders and further encourages them to focus on the long range growth and development of the Company. The Company's compensation program for executive officers (including the Chief Executive Officer) consists primarily of salary and annual incentive bonuses based upon individual and Company performance.

     Smaller Bonus Awards.  Senior management of the Company,  including Messrs.
C. B. Johnson, R. H. Johnson, Jr., H. E. Burns, M. L. Flanagan, and C. E. Johnson (together, the "Named Executive Officers"), have traditionally received their annual bonuses in the form of cash and restricted stock which vests over three years, based on continued employment. For fiscal 1998, however, the Compensation Committee made no stock awards to the Named Executive Officers and made reduced stock awards and cash bonuses to certain other executives and employees. Bonus payments to Company employees and executive officers, including the Chief Executive Officer, are determined by the Compensation Committee under the Incentive Plan, and any stock component of the bonus is awarded pursuant to the Universal Stock Plan and will be awarded under the 1998 Stock Plan, if approved. As a general matter, the size of the pool available for such bonus payments is a percentage of pre-tax operating income of the Company, which consists of net operating income, exclusive of passive income and calculated before interest, taxes, and extraordinary items and after accrual of awards under the Incentive Plan. In determining the percentage, the Compensation Committee considers a variety of factors including the performance of the Company's stock as compared to the indices set forth in the performance graph included in this Proxy Statement and the increase or decrease in market price of the Company's Common Stock.

     In setting the award pool for fiscal year 1998, the Compensation Committee considered the 74.4% increase in the Company's pre-tax operating income over the last five fiscal years. The committee also considered the 35.8% overall decrease in the value of the Company's stock from the beginning of fiscal 1998 to the end of fiscal 1998. The committee also noted the unusual global economic conditions during the last quarter of fiscal 1998 and the 44.7% decrease in the market value of the Company's stock during such quarter.

     The Committee considered a number of factors, but no specific weighting was given to any particular factor in determining the percentage of pre-tax operating income allocated to the award pool. The Compensation Committee also considered the continuing changes in the Company's financial and business structure as a result of the acquisition of the assets of Heine Securities Corporation in November 1996, and the successful management of such changes.

     In its review of compensation, and, in particular, in determining the amount and form of actual awards under the Incentive Plan for the Chief Executive Officer and the other executive officers, the Compensation Committee considered amounts paid to executive officers in prior years as salary, bonus and other compensation, the Company's overall performance during the prior five
(5) year period, and its future objectives and challenges. Although the Committee considered a number of different individual and Company performance factors, no specific weighting was given to any such factor.

     Salary Cuts and Freezes. On January 1, 1998, the salaries of the Named Executive Officers were increased by 7% for the calendar year ending December 31, 1998. However, effective November 1, 1998, the salary of each Named Executive Officer was decreased by $25,000 and pay cuts were made for certain other senior management. The salaries of other employees of the Company worldwide were not increased at the end of fiscal year 1998 as had been the general custom of the Company in prior fiscal years. The Compensation Committee will continue to review the possibility of future salary increases or decreases based upon several considerations, including the Company's performance and general economic conditions.

     New Stock Plan . The proposed 1998 Stock Plan, as f urther described under Proposal Three below, is designed to comply with Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"). Failure to comply with the requirements of Section 162(m) may limit the Company's ability to take tax deductions for compensation paid to each Named Executive Officer in excess of $1.0 million. Subsequent to the end of fiscal 1998, the Compensation Committee granted five-year stock options ("Five Year Options") to certain employees of the Company, including directors and officers. The Compensation Committee believes that the terms of the Five Year Options will align the interests of the employees and executive officers receiving these grants with the interests of the Company's stockholders because the accelerated vesting terms are tied directly to the performance of the Company's stock. See the "New Plan Benefits" table below.

     Special Bonus Considerations for CEO. The Committee reviews the participation of Mr. C. B. Johnson in the Company's Incentive Plan annually, and has determined that he will continue to participate. Bonuses paid to Mr. C. B. Johnson depend upon both his performance and that of the Company. The Compensation Committee has also taken into account Mr. Johnson's position as a principal stockholder of the Company, and the dividends received on those holdings, in determining his compensation and bonus. Because of his large share holdings, Mr. Johnson, is impacted by changes the Company's stock price. Therefore, the Compensation Committee does not feel that stock bonuses should be a significant component of Mr. Johnson's compensation and has therefore awarded bonuses to him primarily in cash. The Compensation Committee notes Mr. Johnson's compensation is generally lower than that received by Chief Executive Officers of comparable companies.

     Other Benefits. Executive officers also participate in a combined Profit Sharing/401(k) Plan and are entitled to receive medical, life and disability insurance coverage and other corporate benefits available to most employees of the Company. Contributions to the Company's Profit Sharing Plan are determined by the Board, which takes into consideration the profitability of the Company.

     Tax Considerations of Company. Section 162(m), which limits the deductibility by the Company of certain executive compensation for federal income tax purposes, applied for the first time to the Company in the fiscal year ended  September  30,  1995.  The 1998 Stock Plan is drafted to comply with
Section 162(m) and the options granted thereunder are qualified performance-based incentive stock awards intended to be deductible within the limitations of Section 162(m). The Company will endeavor to comply with Section 162(m) in the future to take advantage of potential tax benefits. However, the Company may make awards that do not comply with Section 162(m) if it believes that the compensation awards granted were commensurate with the performance of the covered employees and were necessary and appropriate to meet competitive requirements even if such compensation exceeded the deductibility limits of
Section 162(m).

                                                  Respectfully Submitted:

                                                  Compensation Committee
                                                  F. Warren Hellman, Chairman
                                                  Peter M. Sacerdote
                                                  Louis E. Woodworth



Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 1998, Goldman Sachs & Co., the parent company of which Mr. Sacerdote is a limited partner ("Goldman"), served as an agent for the sale of notes under the Company's medium-term note and commercial paper programs, received payments in connection with the sale of such commercial paper, and served as the underwriter in the auto loan receivables securitization conducted by the Company in 1998. From time to time, Goldman has also performed other services for the Company. Fees paid to Goldman did not exceed five percent (5%) of that firm's consolidated gross revenues for its last full completed fiscal year.


Employment Contracts

Mr. Charles B. Johnson has an employment contract with the Company pursuant to which the Company is obligated, in the event of Mr. Johnson's death or permanent disability, to pay one year's salary to his estate. Under the contract, Mr. Johnson is employed as the President and Chief Executive Officer at a salary determined from time to time by the Board of Directors, which has assigned the review of Mr. Johnson's compensation arrangements to the Compensation Committee.



                                         SUMMARY COMPENSATION TABLE


                                            Annual Compensation                   Long-Term
                                                                                 Compensation
                                                                                  Restricted
                                                                  Other Annual      Stock      All Other
Name and Principal Position   Year      Salary       Bonus        Compensation    Awards()   Compensation(e)
------------------------------------------------------------------------------------------------------------

Charles B. Johnson,           1998     $ 609,832    $  460,000    $ 57,133(a)   $    0          $ 14,014
 President, Chief             1997     $ 571,922    $  460,000    $ 55,651(a)   $ 148,864(c)    $ 20,292
 Executive Officer            1996     $ 544,688    $  400,000    $    0        $    0          $ 21,059


Rupert H. Johnson, Jr.,       1998     $ 557,077    $  460,000    $    0        $    0          $ 14,014
 Executive Vice               1997     $ 514,730    $  460,000    $    0        $ 833,731(c)    $ 20,292
 President                    1996     $ 490,219    $  400,000    $    0        $ 610,700(d)    $ 21,059


Harmon E. Burns,              1998     $ 557,072    $  460,000    $    0        $    0          $ 15,014
 Executive Vice               1997     $ 514,730    $  460,000    $    0        $ 833,731(c)    $ 21,292
 President                    1996     $ 490,219    $  400,000    $    0        $ 610,700(d)    $ 22,059


Martin L. Flanagan,           1998      $ 803,412    $  552,000   $    0        $    0          $ 14,014
 Senior Vice President,       1997      $ 743,499    $  552,000   $    0        $ 945,893(c)    $ 20,292
 Chief Financial Officer      1996      $ 716,625    $1,480,000   $    0        $ 732,876(d)    $ 21,059


Charles E. Johnson,           1998      $ 803,253    $  552,000   $    0        $    0          $ 14,014
 Senior Vice President        1997      $ 743,499    $  552,000   $    0        $ 945,893(c)    $ 21,292
                              1996      $ 686,094    $  480,000   $    0        $ 732,876(d)    $ 21,547


    (a) Includes $48,109 and $48,159 representing personal use of Company aircraft by Mr. C.B. Johnson for 1998 and 1997, respectively, valued using the Standard Industry Fare formula provided for by Internal Revenue Code regulations.

     (b) Based upon the closing price on the NYSE on September 30, 1998 of $29.8750 (the "1998 Price"), the value of the unvested restricted stock holdings of the persons listed in the Summary Compensation Table were as follows: Mr. C. B. Johnson, $63,335; Mr. R. H. Johnson, Jr., $624,447; Mr.
     H. E. Burns, $624,507; Mr. M. L. Flanagan, $726,142; and Mr. C. E. Johnson, $726,142.

     (c) Represents the value on date of grant of shares of restricted stock granted by the Compensation Committee as of October 1, 1997, vested or vesting in approximately equal installments on each of September 30, 1998, September 30, 1999, and September 29, 2000, in the following amounts: Mr.
     C. B. Johnson, 3,180; Mr. R. H. Johnson, Jr., 17,810; Mr. H. E. Burns, 17,810; Mr. M. L. Flanagan, 20,206; and Mr. C. E. Johnson, 20,206. Such shares vest in approximately equal one-third (1/3) increments. Recipients of restricted stock awards are entitled to vote such shares and receive dividends.

     (d) Represents the value on date of grant of shares of restricted stock granted by the Compensation Committee as of October 1, 1996, vested or vesting in approximately equal installments on each of September 30, 1997, September 30, 1998, and September 30, 1999, in the following amounts: Mr.
     R. H. Johnson, Jr., 27,092; Mr. H. E. Burns, 27,092; Mr. M. L. Flanagan, 32,512; and Mr. C. E. Johnson, 32,512. Such shares vest in approximately equal one-third (1/3) increments. Recipients of restricted stock awards are entitled to vote such shares and receive dividends.

     (e) Represents Company contributions to the combined Profit Sharing/401(k) Plan for Mr. C. B. Johnson for 1996, 1997 and 1998; and for Mr. R. H. Johnson, Jr., Mr. H. E. Burns and Mr. M. L. Flanagan for 1996, 1997 and 1998. For Mr. C. E. Johnson, represents Company contributions to the Company's Profit Sharing Plan for 1997 and 1998, and a combination of contributions to a profit sharing plan of a subsidiary (the "Subsidiary Plan") and the Profit Sharing Plan for 1996.


                                PERFORMANCE GRAPH

The following performance graph compares the performance of an investment in the Company's Common Stock for the last five (5) fiscal years to that of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500"), an index to which the Company was added in April 1998, and to the Standard & Poor's Financial Index (the "S&P Financial"). The presentation below also includes the S&P MidCap 400 Index (the "MidCap 400") an index which the Company used in the performance graph in prior years, and in which the Company was included until it was added to the S&P 500. Due to the inclusion of the Company in the S&P 500 in 1998 and the current market capitalization of the Company it is no longer appropriate to use the MidCap 400 as a comparison. SEC regulations require the Company to show all four indices this year, but in the future the Company will cease using the MidCap 400. The S&P 500 consists of 500 stocks chosen for market size, liquidity, and industry group representation. It is a market-value weighted index (stock price times number of shares outstanding), with each stock's weight in the index proportionate to its market value. The S&P 500 is one of the most widely used benchmarks of U.S. equity performance. The S&P Financial is a capitalization-weighted index of the stocks of approximately 70 companies that are in the S&P 500 and whose primary business is in a sub-sector of the financial industry. It is designed to measure the performance of the financial sector of the S&P 500. As of September 30, 1998, Franklin Resources, Inc. was the only company in the sub-sector of "Investment Management" in the S&P Financial. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on September 30, 1993 and that all dividends were reinvested.



                                              Comparison of Five Year Cumulative Total Return


                                             Franklin Resources, Inc., S&P 500 and S&P Midcap

                    Sep      Oct       Nov       Dec      Jan       Feb      Mar       Apr       May       Jun      Jul       Aug

FY93
Franklin
Resources:         $100     $97.21    $90.10    $93.31  $101.19    $90.26   $82.79    $77.19    $75.41    $75.82   $75.31    $80.42
S&P 500:           $100    $102.03   $101.07   $102.31  $105.74   $102.89   $98.41    $99.69   $101.32    $98.81  $102.08   $106.24
S&P MidCap:        $100    $100.33    $98.11   $102.67  $105.06   $103.57   $98.77    $99.51    $98.56    $95.17   $98.40   $103.55
Fin. Index         $100     $94.18    $91.00    $92.77   $97.78    $92.44   $88.63    $91.71    $96.67    $93.83   $96.05    $99.47

FY94
Franklin
Resources:       $76.50     $83.66    $77.78    $73.12   $69.53    $79.54   $80.00    $82.83    $90.03    $91.78  $102.87   $113.44
S&P 500:        $103.68    $106.05   $102.16   $103.65  $106.35   $110.47  $113.74   $117.05   $121.68   $124.54  $128.68   $129.03
S&P MidCap:     $101.62    $102.73    $98.10    $99.00  $100.03   $105.27  $107.10   $109.25   $111.88   $116.44  $122.51   $124.78
Fin. Index       $92.27     $93.85    $88.35    $89.39   $95.13   $100.39  $100.73   $104.41   $112.53   $113.14  $116.45   $123.04

FY95
Franklin
Resources:      $119.06    $104.85   $109.24   $104.31  $111.03   $119.32  $118.25   $118.77   $122.92   $126.78  $116.38   $123.66
S&P 500:        $134.48    $134.00   $139.88   $142.58  $147.43   $148.80  $150.23   $152.45   $156.38   $156.97  $150.04   $153.21
S&P MidCap:     $127.80    $124.51   $129.97   $129.64  $131.52   $135.99  $137.64   $141.84   $143.75   $141.59  $132.01   $139.62
Fin. Index      $130.84    $127.06   $136.24   $137.61  $144.83   $147.59  $149.26   $146.62   $149.80   $151.44  $148.37    153.37

FY96
Franklin
Resources:      $138.17    $146.76   $148.84   $142.51  $170.38   $182.89  $159.67   $185.10   $202.72   $227.46  $266.25   $242.54
S&P 500:        $161.83    $166.38   $178.88   $175.33  $186.38   $187.74  $179.99   $190.84   $202.33   $211.42  $228.29   $215.48
S&P MidCap:     $145.72    $146.14   $154.36   $154.53  $160.33   $159.01  $152.25   $156.19   $169.85   $174.62  $191.89   $191.66
Fin. Index      $163.83    $176.08   $193.01   $186.03  $201.40   $209.30  $194.46   $208.42   $218.15   $230.25  $257.72   $238.50

FY97
Franklin
Resources:      $292.19    $281.99   $281.99   $273.10  $281.54   $320.42  $336.43   $338.01   $307.35   $339.90  $274.20   $203.00
S&P 500:        $227.26    $219.76   $229.84   $233.79  $236.45   $253.38  $266.36   $269.11   $264.36   $275.14  $272.29   $232.90
S&P MidCap:     $202.67    $193.86   $196.73   $204.35  $200.46   $217.05  $226.84   $230.97   $220.60   $221.98  $213.37   $173.69
Fin. Index      $257.78    $252.45   $262.40   $275.55  $267.73   $292.91  $309.58   $314.72   $307.12   $319.98  $320.03   $246.29

FY98
Franklin
Resources:      $188.35
S&P 500:        $247.77
S&P MidCap:     $189.89
Fin. Index      $251.25

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to the time that the Company acquired substantially all of the assets of Templeton, Galbraith & Hansberger Ltd ("Templeton") in 1992 (the "Templeton Acquisition"), Templeton loaned Mr. Flanagan monies secured by a mortgage on Mr. Flanagan's then residence in Nassau, Bahamas. Such loan is still outstanding to a subsidiary of the Company and bears interest at the annual rate of 5.98%. The largest aggregate amount outstanding during the fiscal year was $462,032. As of December 1, 1998, $442,599 was outstanding under the loan.

In June 1995, prior to the time that Mr. Kenneth A. Lewis became an executive officer of the Company, in connection with his relocation from Florida to California, the Company made two loans to Mr. Lewis, one of which is secured by a mortgage on his residence (the "Mortgage Loan"). The largest amount outstanding on the Mortgage Loan, which bears interest at the annual rate of 5%, during the 1998 fiscal year was $500,825. As of December 1, 1998, $492,200 was outstanding under the Mortgage Loan. The largest amount outstanding on the second loan, which is non-interest bearing, during the 1998 fiscal year was $25,000. The second loan was forgiven by the Company in equal installments over a three (3) year period on the anniversary dates of Mr. Lewis' transfer to California in August 1995.

In October 1997, prior to the time that Mr. Charles R. Sims became an executive officer of the Company, in connection with his relocation from Canada to California, the Company made two loans to Mr. Sims, one of which is secured by a mortgage on his residence and bears interest at the annual rate of 5% (the "Sims Mortgage"). Both loans were made after the end of the 1997 fiscal year of the Company. The largest amount outstanding on the Sims Mortgage during fiscal year 1998 was $649,610 and as of December 1, 1998 $640,009 was outstanding. The largest amount outstanding on the second loan during fiscal 1998 was $85,000 and as of December 1, 1998, $56,666 was outstanding on this loan, which is non-interest bearing. The second loan is forgivable by the Company in equal installments over a three (3) year period on the first three anniversary dates of Mr. Sims' transfer to California. In October 1998, $28,334 was forgiven under the second loan, and in October 1999 and October 2000, $28,333 will be forgiven, respectively, contingent upon Mr. Sims' continued employment.

During the 1998 fiscal year, the Company and certain of its subsidiaries were party to a series of transactions with Wallop Software Inc. ("Wallop"), a corporation in which certain executive officers and directors of the Company had an interest due to their stock holdings. Ms. Jennifer Bolt, a Vice President and daughter of Charles B. Johnson, owned approximately 17% of Wallop and her brothers Messrs. and Charles E. Johnson, a Senior Vice President, Gregory E.
Johnson, a Vice President, each owned less than 1%. Pursuant to these transactions, the Company paid approximately $817,315 over the course of the fiscal year to Wallop for software license fees and intranet design services.

During the 1998 fiscal year, loans were also outstanding to certain executive officers of the Company from Franklin Bank, a subsidiary of the Company. Such loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions and did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, certain executive officers were holders of credit cards issued by Franklin Bank upon substantially the same terms as those prevailing at the time for comparable cards issued to other Franklin Bank customers.

On September 30, 1998, the Company purchased 8,305 shares of the Company's Common Stock from Mr. Charles E. Johnson, an executive officer and director of the Company, and 3,539 and 2,384 shares from Ms. Deborah R. Gatzek and Mr. Leslie M. Kratter, respectively, both executive officers of the Company. Each share was purchased at a price of $30.9375 per share, representing the price at which the stock vested, which is the average of the high and low price of the Company's stock on the New York Stock Exchange on that date. Such purchases (and similar purchases from other employees on the same terms and conditions) were made for the purposes of payment of taxes due in connection with the vesting of restricted stock awards and were notified by the Company's Board of Directors. Mr. Charles E. Johnson abstained from voting on the ratification of his sale to the Company.


               PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors of the Company has appointed PwC as independent accountants to audit the books and accounts of the Company for its current fiscal year ending September 30, 1999. PwC has no direct or indirect financial interest in the Company. During the fiscal year ended September 30, 1998, the audit services provided by PwC consisted of the rendering of opinions on the financial statements of the Company and its subsidiaries. PwC also rendered opinions on the financial statements of open and closed-end investment companies managed and advised by subsidiaries of the Company. In addition, PwC provides tax consulting services for the Company and its management consulting group has provided advice and assistance on several organizational and information systems initiatives. The Board of Directors recommends ratification of their appointment. It is the intention of the persons named as proxy holders to vote for such ratification. The voting requirements for approval of this proposal are more particularly described under "Voting Securities" elsewhere herein. It is not expected that a representative of the accountants will be present at the Annual Meeting.


           PROPOSAL 3: ADOPTION OF 1998 UNIVERSAL STOCK INCENTIVE PLAN

On October 17, 1998, the Board of Directors of the Company adopted the 1998 Universal Stock Incentive Plan (the "1998 Stock Plan"), in the form attached as Exhibit A. The description set forth below is a summary only and is qualified in its entirety by the terms of the attached 1998 Stock Plan which is incorporated herein by this reference. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Annual Meeting is required to authorize the 1998 Stock Plan and to ratify the New Plan Grant. It is the intention of the persons named as proxy holders to vote for the adoption of the 1998 Stock Plan and ratification of the New Plan Grant.

The plan is intended to (i) attract and retain persons eligible to participate in the plan; (ii) motivate employees, by means of appropriate incentives, to achieve long-range performance goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and
(iv) further identify employees' interests with those of the Company's other stockholders through compensation that is based on the Company's Common Stock; and thereby promote the long-term financial interest of the Company and the subsidiaries, including the growth in value of the Company's equity and enhancement of long-term stockholder return.

The Compensation Committee, as the administrator of the 1998 Stock Plan, has approved the grant of options and restricted stock awards to employees to receive 1,766,814 shares of the Company's stock as set forth in the table below (the "New Plan Grant"). The Board of Directors recommends that the stockholders approve the adoption of the 1998 Stock Plan and the ratification of the New Plan Grant. The proposed 1998 Stock Plan is being adopted in part because the Company has used nearly all of the shares reserved for issuance under the Universal Plan, which was approved by the Company's Stockholders in 1994, and partly to clarify the Company's intention to take advantage of the tax benefits of Section 162(m). The 1998 Stock Plan is similar in most respects to the Universal Plan. The new 1998 Stock Plan will give participating employees a direct investment in the future success of the Company, align the interests of those employees with those of the stockholders, and encourage valued employees to remain employed by the Company.

Capitalized terms not otherwise defined herein are used as set forth in the 1998 Stock Plan. In the event that stockholder approval is not received, the 1998 Stock Plan will be terminated and the grants made thereunder will be rescinded.

Shares Authorized. The 1998 Stock Plan authorizes the issuance from time to time of up to 10,000,000 shares of Common Stock (subject to adjustment for capital changes).

Eligibility and Participation. As of December 1, 1998, approximately 8,600 employees were eligible to participate in the 1998 Stock Plan. Under the terms of the plan, any key executive or other employee of the Company or any of its subsidiaries is eligible to participate.

Transferability. An employee's rights under the 1998 Stock Plan may not be assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution.

Amendment and Termination. The Board of Directors of the Company may at any time terminate or amend the 1998 Stock Plan. However, no such termination may affect options previously granted, nor may an amendment make any change in any option previously granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with securities and tax laws, the Company will obtain stockholder approval of such termination or such amendments. A participant's rights under the 1998 Stock Plan terminate upon termination of such participant's employment.

Federal Income Tax Consequences of the New Plan. The following discussion summarizes certain tax considerations for participants and certain tax effects to the Company. The statements in the following paragraphs of the principal U.S. federal income tax consequences of benefits under the 1998 Stock Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary:

Incentive Stock Options. Incentive stock options ("ISOs") granted under the 1998 Stock Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options." An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by the Company from the date of the grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to six months) or death (where this requirement does not apply). If any employee exercises an ISO after the requisite periods referred to in clause (ii) above, the ISO will be treated as an NSO (as defined below) and will be subject to the rules set forth below under the caption "Non-Qualified Stock Options and Stock Appreciation Rights."

Further, if after exercising an ISO, an employee disposes of the Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will generally recognize capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, any employee does not hold the shares so acquired for the applicable holding period - thereby making a "disqualifying disposition" - the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, would generally be treated as capital gain. If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain (if any) realized on the sale.

An employee who exercises an ISO by delivering Common Stock previously acquired pursuant to the exercise of another ISO is treated as making a "disqualifying disposition" of such Common Stock if such shares are delivered before the expiration of their applicable holding period. Upon the exercise of an ISO with previously-acquired shares as to which no disqualifying disposition occurs, despite some uncertainty, it appears that the employee would not recognize gain or loss with respect to such previously-acquired shares. The Company will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, the Company generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Section 162(m) of the Code (discussed below) do not apply.

Non-Qualified Stock Options and Stock Appreciation Rights. Non-qualified stock options ("NSOs") granted under the 1998 Stock Plan are options that do not qualify as ISOs. An employee who receives an NSO or an SAR will not recognize any taxable income upon the grant of such NSO or SAR. However, the employee generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of an SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received.

As a result of Section 16(b) of the Exchange Act, under certain circumstances, the timing of income recognition may be deferred (generally for up to six months following the grant of an NSO or SAR (the "Deferral Period")) for any individual who is an executive officer or director of the Company or a beneficial owner of more than ten percent (10%) of any class of equity securities of the Company. Absent a Section 83(b) election (as described below under "Restricted Stock Awards"), recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any. The ordinary income recognized with respect to the receipt of shares or cash upon exercise of an NSO or an SAR will be subject to both wage withholding and other employment taxes.

In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise an SAR for shares or upon the exercise of an NSO, the Company may satisfy the liability in whole or in part by withholding shares of Common Stock from those that otherwise would be issuable to the individual or by the employee tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises. A federal income tax deduction generally will be allowed to the Company in an amount equal to the ordinary income included by the individual with respect to his or her NSO or SAR, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Sections 162(m) of the Code do not apply. If an individual exercises an NSO by delivering shares of Common Stock, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NSO as if he or she had paid the exercise paid in cash, and the Company likewise generally will be entitles to an equivalent tax deduction.

Restricted Stock Awards. Restricted Stock Awards granted by the Company fall within the Code's guidelines for awards that are restricted as to transferability or subject to a substantial risk of forfeiture - absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a "Section 83(b) election") - an individual will recognize ordinary income at the earlier of the time at which (i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the Common Stock as of that date over the price paid for such award, if any. The ordinary income recognized with respect to the receipt of cash, shares of Common Stock or other property under the 1998 Stock Plan will be subject to both wage withholding and other employment taxes. The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Section 162(m) of the Code do not apply.

Dividends and Dividend Equivalents. To the extent benefits under the 1998 Stock Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the 1998 Stock Plan, an individual generally will recognize ordinary income with respect to such dividends or dividend equivalents.

Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to the Named Executive Officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an NSO or SAR or the disqualifying disposition of stock purchased pursuant to an ISO). One such exception applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. If approved by its stockholders, the Company believes that the New Plan Grant should qualify for the performance-based compensation exception to Section 162(m) of the Code.

                                NEW PLAN BENEFITS

 -------------------------------------------------------------------------------
                                      Number of     Dollar    Type     Exercise
 Name and Principal Position           Shares      Value(f)    of     Price per
                                                             Award      Share
                                                              (g)       (h)
 -----------------------------------------------------------------------------
 Charles B. Johnson,
 Director and Chief Executive         23,000         N/A       5 Year    $33.25
  Officer(a)                                                   Option

 -------------------------------------------------------------------------------
 Rupert H. Johnson, Jr.,
 Director and Executive Vice          69,000(e)      N/A       5 Year    $33.25
 President (a)                                                 Option

 -------------------------------------------------------------------------------
 Harmon E. Burns,
 Director and Executive Vice          69,000(e)      N/A       5 Year    $33.25
 President                                                     Option

 -------------------------------------------------------------------------------
 Martin L. Flanagan, Senior Vice
 President and Chief Financial        82,800(e)      N/A       5 Year    $33.25
 Officer                                                       Option

 -------------------------------------------------------------------------------
 Charles E. Johnson,
 Director and Senior Vice             82,800(e)      N/A       5 Year    $33.25
 President (a)                                                 Option

 -------------------------------------------------------------------------------
 Deborah R. Gatzek,                                  N/A       5 Year
 Senior Vice President (a)            27,000                   Option    $33.25

 -------------------------------------------------------------------------------
 Gregory E. Johnson,                                 N/A       5 Year
 Vice President (a)                   50,000(e)                Option    $33.25
 -------------------------------------------------------------------------------
 Jennifer J. Bolt,                                   N/A       5 Year    $33.25
 Vice President (a)                   35,500                   Option

 -------------------------------------------------------------------------------
 Leslie M. Kratter,                                            5 Year
 Vice President                       11,079    $179,987     Option and  $33.25
  and Secretary (a)                                          Restricted
                                                                Stock
 -------------------------------------------------------------------------------
                                                               5 Year
 All Executive Officers as a Group                          Option and
 as a Group (14 persons) (b)         501,091    $887, 974   Restricted  $33.25
                                                               Stock
 ------------------------------------------------------------------------------
 Non-Executive Directors as a Group
 (5 persons) (c)                           0         N/A        None       N/A

 -------------------------------------------------------------------------------
 All Employees as a Group                                    Restricted
 (excluding executive officers)    1,265,723   $30,843,335      Stock,
                                                               5 Year    $33.25
                                                               Option       or
                                                                 and     $29.608
                                                              Standard
                                                              Options
 -------------------------------------------------------------------------------
 Total Number of Shares Awarded                              Restricted
 (All Five Year Options                                         Stock,
 and Standard Options                                           5 Year   $33.25
 and Restricted Stock (d)          1,766,814   $31,731,309     Option      or
                                                                  and    $29.608
                                                               Standard
                                                               Options
 -------------------------------------------------------------------------------


     (a) Footnote reference indicates that such person is an associate of certain other directors, director nominees and/or executive officers of the Company.

     (b) Includes directors who are also executive officers and also includes shares awarded or granted to D. R. Gatzek, G. E. Johnson, J. J. Bolt and L.
     M. Kratter. No executive officers received grants of standard options ("Standard Options") but some received restricted stock awards ("Restricted Stock Awards").

     (c) All current directors are also nominated directors. Directors who are not executive officers of the Company - Messrs. Hellman, Kline, McCarthy, Sacerdote and Woodworth - did not receive stock options or other stock awards.

     (d) The aggregate market value of all awarded shares in the New Plan Grant, including Five Year Options, based on the NYSE price of $40.0625 on December 8, 1998, is $70,782,986, assuming no restrictions.

     (e) Represents 5% or greater of the aggregate amount of shares awarded pursuant to the New Plan Grant in the form of Five Year Options and Standard Options, not including Restricted Stock Awards.

     (f) Represents the dollar value on date of grant, October 1, 1998, of $29.608 per share as determined by the Compensation Committee using an average of the NYSE price on September 30, 1998 and the five trading days before and after that date, for the Restricted Stock Awards and Standard Options, assuming no restrictions. No value is included for Five Year Options.

     (g) Recipients of a Five Year Option received an option to obtain shares of Common Stock. Material terms of the Five Year Options are as follows:

     The Five Year Options were granted on October 23, 1998 and have an exercise price of $33.25, the NYSE price on that date. On September 30, 2003, any unvested portion of the option will automatically become exercisable. In addition, if at any time after September 28, 2000 and prior to September 30, 2003 the price of the Company's stock is equal to or greater than $66.50 per share during any consecutive 30 trading day period, 100% of the option shall become immediately exercisable until December 31, 2003 (the "Expiration Date"). In no event, however, may any shares vest nor may the recipient exercise the option until after September 28, 2000. The vesting may also be accelerated based upon the compounded annual growth rate of the Company's stock measured from the price on the grant date (the "Growth Rate") as follows:

          One-third Exercisable: On or after September 28, 2001 but before September 30, 2003, if the Growth Rate is equal to or greater than 15% but less than 20% during any consecutive 30 trading day period, 33.3% of the original grant shall become exercisable on or after September 28, 2001 and a second 33.3% shall become exercisable on of after September 30, 2002 with the remainder exercisable on or after September 30, 2003 until the Expiration Date.

          One-half Exercisable: On or after September 28, 2001 and prior to September 30, 2003, if the Growth Rate is equal to or greater than 20% but less than 25% during any consecutive 30 trading day period, 50% of the original grant shall become exercisable on or after September 28, 2001 and the remainder shall become exercisable on or after September 30, 2002 until the Expiration Date.

          Full Exercisability: On or after September 30, 2001 and prior to September 30, 2003, if the Growth Rate is equal to or greater than 25% during any consecutive 30 trading day period, 100% of the original grant shall become immediately exercisable until the Expiration Date.

   Recipients of a Restricted Stock Award received an award to obtain shares of Common Stock which vest in one-third increments over three years, based upon continued employment. Recipients of Standard Options received an option to obtain shares of Common Stock which have the same vesting terms as the Restricted Stock Awards. Recipients of Restricted Stock Awards are also entitled to vote such shares and receive dividends. The Company generally awards
Standard Options to its foreign subsidiary employees in Canada, the United Kingdom and elsewhere, but structures the Standard Options to have substantially the same terms as the Restricted Stock Awards used in the United States. The Restricted Stock Awards and the Standard Options were granted as of October 1, 1998. The exercise price of the Standard Options is $29.608; determined using the same methodology as described in footnote (f) above.

     (h) Represents the exercise price of $33.25 for Five Year Options and $29.608 for Standard Options. Recipients of Restricted Stock Awards pay no exercise price. With respect to the Standard Options included in the New Plan Grant, the foreign subsidiaries whose employees have received Standard Options will make equalizing payments to those recipients on a deferred basis so that such persons receive comparable economic benefit as those persons receiving Restricted Stock Awards.


STOCKHOLDER PROPOSALS

Any stockholder intending to present any proposal in accordance with Rule 14a-8 under the Exchange Act for consideration at the Company's next Annual Meeting must, in addition to meeting other applicable requirements mail such proposal to: Leslie M. Kratter, Secretary, Franklin Resources, Inc., 777 Mariners Island Blvd., 7th Floor, San Mateo, CA 94404. The proposal must be submitted in such form as is required under the rules and regulations promulgated by the SEC.

Stockholder proposals in accordance with Rule 14a-8 must be received by the Company at the address above no later than August 21, 1999. The Company may exercise discretionary voting authority under proxies solicited by it for the 2000 Annual Meeting of Stockholders if it receives notice of a proposed non-Rule 14a-8 stockholder action after November 4, 1999.


OTHER MATTERS

So far as the management of the Company is aware, only the aforementioned matters will be acted upon at the Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting, it is intended that the accompanying proxy may be voted on such matters in accordance with the views of management.

IF YOU CANNOT PERSONALLY ATTEND THE ANNUAL MEETING, PROMPT EXECUTION AND RETURN OF THE ENCLOSED PROXY IS REQUESTED. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                            FRANKLIN RESOURCES, INC.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby constitute and appoint Charles B. Johnson, Harmon E. Burns, Deborah R. Gatzek and Leslie M. Kratter or any of them, the attorneys and proxies of the undersigned with full power of substitution and appointment, collectively and as individuals, to vote all the undersigned's shares of Common Stock of Franklin Resources, Inc. (the "Company") at the Annual Meeting of Stockholders of the Company, to be held at the offices of the Company, 777 Mariners Island Boulevard, San Mateo, California, U.S.A. at 10:00 a.m., Pacific Standard Time, on January 28, 1999 and at any and all adjournments or postponements thereof (the "Meeting"), upon the matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES SPECIFIED IN THE PROXY STATEMENT AND FOR ITEM 2 AND FOR ITEM 3. IF ANY OTHER MATTERS DO COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE, ACT AND CONSENT WITH RESPECT THERETO IN ACCORDANCE WITH THE VIEW OF MANAGEMENT.

            Continued and to be signed and dated on the reverse side.

1.  ELECTION OF DIRECTORS: FOR all nominees listed below.__
WITHHOLD AUTHORITY to vote for all nominees listed below.__

* EXCEPTIONS                                             __

Nominees: H.E. Burns, F.W. Hellman, C.B. Johnson, C.E. Johnson, R.H. Johnson, Jr., H. Kline, J. McCarthy, P. Sacerdote, L. Woodworth

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.

* EXCEPTIONS__________________________________________________

2. Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending September 30, 1999.

FOR__ AGAINST__ ABSTAIN__

3. The adoption of a 1998 Universal Stock Incentive Plan for the award of restricted stock, stock options and other performance units for certain employees of the Company and the ratification of certain grants thereunder. FOR__ AGAINST__ ABSTAIN__

4. In their discretion, the proxy holders are authorized to vote upon such other business as properly may come before the Meeting, or any adjournments or postponements thereof.


Change of Address and or Comments Mark Here __________________________
----------------------------------------------------------------------

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope. No Postage is Required.

Note: Please sign exactly as your name appears on the proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.


Dated:____________________, 199_


-----------------
Signature


-----------------
Signature

Votes must be indicated (X) in Black or Blue Ink. ___

                                    EXHIBIT A

                            FRANKLIN RESOURCES, INC.
                       1998 UNIVERSAL STOCK INCENTIVE PLAN


1.  GENERAL

     1.1. Purpose. The Franklin Resources, Inc. 1998 Universal Stock Incentive Plan (the "Plan") has been established by Franklin Resources, Inc., a Delaware corporation (the "Company") to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Employees, by means of appropriate incentives, to achieve long-range performance goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Employees' interests with those of the Company's other stockholders through compensation that is based on the Company's common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company's equity and enhancement of long-term stockholder return.

      1.2. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Employees, those persons who will be granted one or more Awards under the Plan. An Eligible Employee who receives an Award shall be a "Participant" under the Plan. In the discretion of the Committee, an Employee may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary).

      1.3. Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 8 of the Plan).

      1.4 Stock Subject to Plan;  Share  Counting.  Subject to the provisions of
Section 6.1 of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is 10,000,000 Shares of Common Stock. The shares may be authorized, but unissued, or reacquired Common Stock.

           (a) To the extent any Shares covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the Shares are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

           (b) If the exercise price of any Option granted under the Plan is satisfied by tendering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

           (c) Subject to adjustment under Section 6.1, (i) the maximum number of shares that may be granted to any one individual pursuant to Section 2 (relating to Options and SARs) shall be 250,000 Shares during any one-calendar-year period and (ii) the maximum number of Shares that may be granted to any one individual subject to Section 3 (relating to Stock Unit
Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Share Awards) that are intended to be "performance-based compensation" (as that term is used for purposes of Code Section 162(m)) shall be 1,000,000 Shares during any one-calendar-year period (regardless of when such shares are deliverable).




2.  OPTIONS AND SARS

      2.1. Options.

           (a) An Option is a grant of rights to purchase Shares at an Exercise Price established by the Committee. Options granted under this Section 2 may be either Incentive Stock Options ("ISO") or Nonstatutory Stock Options ("NSO"), as determined in the discretion of the Committee.

           (b) Each Option shall be designated in the written option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be automatically treated as Nonstatutory Stock Options. For purposes of this paragraph 2(b), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the original date the Option with respect to such Shares is granted.

           (c) The term of each Option shall be the term stated in the Option Agreement; provided, however, that in the case of any Incentive Stock Option, the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

           (d) The date of grant of an Option shall, for all purposes, be the date on which the Committee makes the determination granting such Option, or such other date as is determined by the Board. Notice of the determination shall be given to each Employee to whom an Option is so granted within a reasonable time after the date of such grant.

     2.2, Stock Appreciation Rights. A "Stock Appreciation Right" ("SAR") is a grant of rights to receive, in cash or Stock (as determined by the Committee), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of Shares at the time of exercise; over (b) an Exercise Price established by the Committee.

      2.3. Exercise Price. The Exercise Price of each Option and SAR shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; provided that:

           (a)  In the case of an ISO,

                (i) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                (ii) granted to any Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.


      2.4. Time and Manner of Exercise. Options and SARs shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee; subject to the following terms regarding Options:

           (a) Termination of Employment. In the event of termination of an Optionee's Continuous Status as an Employee with the Company, such Optionee may, but only within ninety (90) days after the date of such termination (or such other period as is set out by the Committee in the Option Agreement, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent that Optionee was entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of such termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

           (b) Disability of Optionee. Notwithstanding the provisions of paragraph 2.4(a) above, in the event of termination of an Optionee's Continuous Status as an Employee as a result of disability (as determined by the Board in accordance with the policies of the Company), Optionee may, but only within six
(6) months from the date of such termination (or such other period as is set out by the Committee in the Option Agreement, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

           (c) Death of Optionee. In the event of the death of an Optionee, the Option may be exercised, at any time within twelve (12) months following the date of death (or such other period as is set out by the Committee in the Option Agreement, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee was entitled to exercise the Option at the date of death. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

      2.5.  Payment of Exercise Price.   Payment of the Exercise Price of an
Option shall be subject to the following:

           (a) The full Exercise Price for Shares purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.5(b), payment may be made as soon as practicable after the exercise).

           (b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (i) cash, (ii) check, (iii) other Shares (by delivery of certificates or attestation) which (x) either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company, and
(y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (iv) delivery of authorization for the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (v) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, (vi) irrevocably authorizing a third party to sell Shares (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise,
(vii) any combination of the foregoing methods of payment, (viii) or such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws.

      2.6. Settlement of Award. Shares delivered pursuant to the exercise of an Option or SAR shall be subject to such conditions, restrictions and contingencies as the Committee may establish in the applicable Award Agreement at the time of grant. Settlement of SARs may be made in Shares (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to Shares acquired pursuant to the exercise of an Option or an SAR as the Committee determines to be desirable.

3.    OTHER STOCK AWARDS

      3.1.      Definitions.

           (a) A "Stock Unit" Award is the grant of a right to receive Shares in the future.

           (b) A "Performance Share" Award is a grant of a right to receive Shares or Stock Units which is contingent on the achievement of performance or other objectives during a specified period.

           (c) A "Restricted Stock" Award is a grant of Shares, and a "Restricted Stock Unit" Award is the grant of a right to receive Shares in the future, with such Shares or right to future delivery of such Shares subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Employee, or achievement of performance or other objectives, as determined by the Committee.

      3.2. Restrictions on Stock Awards. Each Stock Unit Award, Restricted Stock Award, Restricted Stock Unit Award and Performance Share Award shall be subject to the following:

           (a) Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

           (b) The Committee may designate whether any such Award being granted to any Employee are intended to be "performance-based compensation" as that term is used in Section 162(m) of the Code. Any such Awards designated as intended to be "performance-based compensation" shall be conditioned on the achievement of one or more Performance Measures. The Performance Measures that may be used by the Committee for such Awards shall be based on any one or more of the criteria attached hereto on Attachment I, as selected by the Committee. For Awards intended to be "performance-based compensation," the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Section 162(m) of the Code and shall be subject to the individual share limit set out in Section 1.4(c)(ii) above.

4.    OPERATION AND ADMINISTRATION

      4.1. Effective Date. Subject to the approval of the stockholders of the Company at the Company's 1999 annual meeting of its stockholders, the Plan shall be effective as of October 17, 1998 (the "Effective Date"); provided, however, that to the extent that Awards are granted under the Plan prior to its approval by stockholders, the Awards shall be contingent on approval of the Plan by the stockholders of the Company at such annual meeting. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no ISO may be granted under the Plan on a date that is more than ten years from the date the Plan is adopted or, if earlier, the date the Plan is approved by stockholders.

      4.2. General Restrictions. Delivery of Shares or other amounts under the Plan shall be subject to the following:

           (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

           (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

      4.3. Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Employee, through the surrender of Shares which the Employee already owns, or through the surrender of Shares to which the Employee is otherwise entitled under the Plan.

      4.4. Use of Shares. Subject to the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

      4.5. Dividends and Dividend Equivalents. An Award (including without limitation an Option or SAR Award) may provide the Employee with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Employee, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Shares, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

      4.6. Payments. Awards may be settled through cash payments, the delivery of Shares, the granting of replacement Awards, or combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Employee to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Employee. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

      4.7. Transferability. Unless specifically provided by the Committee in the Award Agreement, Awards under the Plan are nontransferable except as designated by the Employee by will or by the laws of descent and distribution.

      4.8. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Employee or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

      4.9. Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Employee shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Employee, and the Committee may, but need not require that the Employee shall sign a copy of such document. Such document is referred to in the Plan as an "Award Agreement" regardless of whether any Employee signature is required.

      4.10. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Parent or Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

      4.11. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.


      4.12.     Limitation of Implied Rights.

           (a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Parent or Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Parent or Subsidiary, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Parent or Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Parent or Subsidiary shall be sufficient to pay any benefits to any person.

           (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

5.    COMMITTEE

      5.1. Committee. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this Section 5. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board and, with respect to Awards granted subject to Section 162(m) of the Code, the Committee shall be composed of two or more members of the Board who are not employees of the Company. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

      5.2. Powers of Committee. The Committee's administration of the Plan shall be subject to the following:

           (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria(except that for purposes of Section 162(m) of the Code, performance measures shall be based on one or more of the criteria set out on Attachment I hereto) , restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8 hereof) to cancel or suspend Awards.

           (b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

           (c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

           (d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

           (e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

      5.3. Delegation by Committee. Except to the extent prohibited by Applicable Law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

      5.4. Information to be Furnished to Committee. The Company and its Parent and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and its Parent and Subsidiaries as to an Employee's employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Employees and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

6.    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR CORPORATE TRANSACTION

      6.1 Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

      6.2 Transactions. In the event of the proposed dissolution or liquidation of the Company or of a merger or corporate combination (a "Transaction") in which the successor corporation does not agree to assume the Award or substitute an equivalent Award, the Committee shall make a determination (subject to Section 7 below) as to the equitable treatment of outstanding Awards under the Plan and shall notify Participants of such treatment no later than ten (10) days prior to such proposed Transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed Transaction.

7.    AMENDMENT AND TERMINATION

      The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Employee (or, if the Employee is not then living, the affected beneficiary), adversely affect the rights of any Employee or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided that adjustments pursuant to subject to Section 6.2 shall in no event be deemed to have an adverse affect on any Award.

8.    DEFINED TERMS

      In addition to the other definitions contained herein, the following definitions shall apply:

      (a) Applicable Law means the corporate, securities and tax laws (including, without limitation, the Delaware corporate law, the Exchange Act, the Securities Act of 1933 and the Code) applicable to the establishment and administration of an employee stock incentive plans.

      (b) Award. The term "Award" shall mean any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Share Awards.

      (c) Board. The term "Board" shall mean the Board of Directors of the Company.

      (d) Code. The term "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

       (e) Continuous Status as an Employee means the absence of any interruption or termination of the employment relationship by the Company or any Subsidiary. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) sick leave, military leave or any other leave of absence approved by the Board, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (ii) in the case of transfers between locations of the Company or between the Company, its Subsidiaries or its successor.

     (f) Eligible Employee. The term "Eligible Employee" shall mean any key executive or other employee of the Company, its Parent or Subsidiary. An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or its Parent or Subsidiaries, provided that such Awards shall not become vested prior to the date the employee first performs such services.

      (g)  Exchange Act means the Securities Exchange Act of 1934, as amended.

      (h) Fair Market Value. For purposes of determining the "Fair Market Value" of a share of Stock granted pursuant to Section 2 as of any date, the following rules shall apply:

           (i) If the principal market for the Stock is the New York Stock Exchange ("NYSE"), then the "Fair Market Value" as of that date shall be the closing price of the stock on the NYSE composite tape on that date as reported in the Wall Street Journal for such date;

           (ii) If the principal market for the Stock is the another national securities exchange or the NASDAQ stock market, then the "Fair Market Value" as of that date shall be the mean between the lowest and highest reported composite sale prices of the Stock on that date on such exchange for such date;

           (iii) If sale prices are not available or if the principal market for the Stock is not the NYSE or another national securities exchange and the Stock is not quoted on the NASDAQ stock market, the average between the highest bid and lowest asked prices for the Stock on such day as reported on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

           (iv) If the day is not a business  day,  and as a result,  paragraphs
(i), (ii) and (iii) next above are inapplicable, the Fair Market Value of the Stock shall be determined as of the last preceding business day. If paragraphs
(i), (ii) and (iii) next above are otherwise inapplicable, then the Fair Market Value of the Stock shall be determined in good faith by the Committee.

       (i) Incentive Stock Option means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

      (j) Nonstatutory Stock Option means an Option not intended to qualify as an Incentive Stock Option.

      (k)  Optionee means an Employee who receives an Option.

      (l) Parent means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

      (m) Share means a share of the Common Stock, as adjusted in accordance with Section 6 of the Plan.
      (n) Stock. The term "Stock" shall mean shares of common stock of the Company.

      (o) Subsidiaries. The term "Subsidiary" means any company during any period in which it is a "subsidiary corporation" (as that term is defined in Code section 424(f)) with respect to the Company.

                                  ATTACHMENT I

                              PERFORMANCE CRITERIA




      The Committee shall grant performance-based compensation Awards tied to one or more of the following business criteria:

      1.   Changes in earnings per share
      2.   Changes in pre-tax operating income
      3.   Changes in value of stock (i.e., stock price)